                                                                    Exhibit 99.1

               Berkshire Hathaway to Acquire Burlington Industries

GREENSBORO, N.C. and OMAHA, Neb., Feb. 11 /PRNewswire-FirstCall/ -- Burlington Industries, Inc. (OTC Bulletin Board: BRLG - News) and Berkshire Hathaway, Inc. (NYSE: BRK.A BRK.B) announced today that they have executed a definitive agreement for Berkshire Hathaway to acquire Burlington Industries. The amount payable in the transaction to creditors of Burlington, which began Chapter 11 reorganization proceedings in 2001, is estimated to be $579 million, subject to adjustments. Following emergence from Chapter 11, Burlington would operate as a wholly owned subsidiary of Berkshire Hathaway.

The details of the transaction are set forth in papers being filed with the Court and with the Securities and Exchange Commission. Under the proposed plan, Burlington's secured creditors would be paid in full and its pre- petition unsecured creditors would receive cash and certain other assets estimated to be 34-35% of their claims. All shares of Burlington's Common Stock would be canceled with no payment. Burlington would emerge with no debt, other than ordinary course liabilities and certain pre-petition obligations, having repaid the majority of the $1.1 billion of liabilities it had prior to its bankruptcy filing, and eliminating the balance through the bankruptcy process.

"This is a very positive outcome for the company, our employees and our creditors," said George W. Henderson, III, Chairman and CEO of Burlington. "Over the last year our efforts have increased the value of our company and allowed us to achieve a significant level of return for our creditors despite extraordinarily challenging conditions in our industry and the capital markets."

"In several recent cases, other companies have emerged from bankruptcy with excessive debt only to be faced with renewed problems. The opportunity to be totally debt free and having made considerable progress in our globalization efforts puts us in a unique position to take full advantage of our capabilities and compete successfully in a rapidly changing textile business."

Warren E. Buffett, Chairman of Berkshire Hathaway commented further, "Only the very strong will survive in the textile industry -- strong in management, strong in worker skills and strong in financial strength. Burlington brings the first two resources to a successful reorganization; Berkshire brings the latter. Burlington will go forth as a company with no debt, talented and dedicated management, and a workforce second to none. It will be a company designed for success."

Henderson continued, "We are excited to become a part of the Berkshire Hathaway family of companies. Berkshire is a company of great integrity and long-term focus, and we believe its solid foundation provides us the right environment in which to operate and grow as we implement a new and challenging business model."

Burlington will seek Court approval of procedures whereby higher and better offers to purchase Burlington may be considered and authorizing the payment to Berkshire of a termination fee in certain circumstances. Burlington pointed out that the Berkshire offer is for cash and is not dependent on obtaining outside financing. The closing of the transaction is subject to various conditions, including the completion of the alternative offer process and pre-merger notification requirements of U.S. law.

In reaching its decision to enter into the Berkshire Agreement, Burlington's Board considered a number of alternatives, including a proposal from WL Ross & Co, LLC for a stand alone reorganization. This proposal was contingent upon obtaining new debt, and would pay only secured claims in cash and then offer the unsecured creditors new common stock. Such proposal may be considered again by the Company in connection with its ultimate determination of the best and highest offer for the Company under the bidding procedures to be established by the Bankruptcy Court.

Burlington and Berkshire currently expect the closing to occur toward the end of the June quarter of FY 2003.

With operations in the United States, Mexico and India and a global manufacturing and product development network based in Hong Kong, Burlington Industries is one of the world's most diversified marketers and manufacturers of softgoods for apparel and interior furnishings.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon Burlington's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11 and the U.S. government's response thereto and the possibility of armed conflict with Iraq, the success of the Burlington's overall business strategy including successful implementation of Burlington's restructuring plan and Burlington's development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase- out and lowering of tariffs under the WTO trade regime, the impact that Burlington's Chapter 11 proceeding has had or may have on its relationships with its principal customers and suppliers, the nature of the capital structure which is approved in its plan of reorganization and its ongoing ability to finance its operations and restructuring activities, the cost of future capital sources, and the exposure to interest rate and currency fluctuations, its ability to utilize tax loss carryforwards and retain tax refunds received or to be received, and other factors identified in Burlington's filings with the Securities and Exchange Commission.